UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 25, 2009
Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On August 25, 2009, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of BB&T Corporation (the "Company") elected J. Littleton Glover Jr. as a director of the Company. On August 25, 2009, Mr. Glover also was appointed to the Compensation Committee and the Nominating and Corporate Governance Committee, both of which are committees of the Board of Directors. As a non-management director, Mr. Glover will receive compensation that is consistent with the compensation received by the other non-management members of the Board. These compensatory arrangements are described under the heading "Compensation of Directors" in the Company’s Proxy Statement relating to its Annual Meeting of Shareholders for 2009. In addition, Mr. Glover’s son-in-law, John Michael Connor Jr., currently is employed as a broker for CRC Insurance Services, Inc., an affiliate of the Company ("CRC"). Because Mr. Connor is an immediate family member of Mr. Glover, the Company has determined that Mr. Connor’s employment with CRC constitutes a related person transaction, as contemplated by Item 404(a) of Regulation S-K. Mr. Connor received compensation from CRC for calendar year 2008 of approximately $400,000.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

Ex 99.1	Copy of Press Release announcing the election of Mr. J. Littleton Glover Jr. as a director of BB&T Corporation.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /S/ EDWARD D. VEST

Edward D. Vest
Executive Vice President and Controller
(Principal Accounting Officer)

Date:  August 28, 2009